Exhibit 99.1

RealPage To Acquire Rentlytics
Expands Business Intelligence and Benchmarking

RICHARDSON, Texas, (October 12, 2018) - RealPage, Inc. (NASDAQ:RP), a leading provider of software and data analytics to the real estate industry, today announced that it has entered into an agreement to acquire Rentlytics, which will expand the company’s business intelligence and performance analytics platform by nearly 900,000 additional multifamily units.

Rentlytics provides owners and operators with normalized data across multiple third-party systems, resolving system incompatibility, data accuracy issues and time-to-analysis delays.

Highlights:

•	Rentlytics integrates with more property management software platforms than RealPage, thereby extending our ability to consolidate accounting and operating KPIs from more sources.

•
Rentlytics adds nearly 900,000 units of real time data to the RealPage data analytics platform, giving RealPage the ability to improve the precision of benchmarking and yield optimization tools. Approximately 200,000 units are new to RealPage.

•
Rentlytics has developed a new product called “Renovation Manager” that helps manage renovation workflow and provides better visibility into per-unit and per-property yields achievable through renovations. Over 10,000 properties are under renovation in the U.S. today as owners stretch for higher rental yields. RealPage intends to begin marketing this product to its clients immediately upon completion of the acquisition.

Steve Winn, Chairman and CEO of RealPage:
“Rentlytics expands our data footprint in the multifamily industry, thereby improving our benchmarking and precision forecasting capabilities. We intend to combine the real time data that Rentlytics has assembled with our existing business intelligence and data analytics platform, and offer the industry a more powerful, high precision tool to measure financial and operating performance.”

Justin Alanís, CEO of Rentlytics:
“I founded Rentlytics with the vision of connecting people and the technologies in our industry to the data that they need to make decisions. I am proud of the progress that our team has made towards achieving that goal and the clients that we have serviced. I discovered that RealPage shares our vision of the power of data, and believe that, by combining our unique platforms, we can accelerate the development of first-in-class analytics solutions for our clients.”

Keith Dunkin, SVP of RealPage Asset Optimization:
“The current Rentlytics platform is a true value-add to owners and operators, and we expect to continue to support it. Over time, we believe a combined RealPage and Rentlytics solution will offer an even more compelling advantage to clients. I am excited to welcome Rentlytics to our family, and look forward to utilizing Justin’s considerable expertise as we integrate our two platforms.”

Financial Highlights
The completion of the acquisition remains subject to certain standard conditions, which the company expects to be satisfied prior to the anticipated close sometime during the week of October 15, 2018. The company will acquire Rentlytics for an initial purchase price of approximately $57 million in cash. The acquisition price is subject to working capital and other adjustments and a holdback for potential indemnification claims. The company expects the acquisition of Rentlytics to contribute revenue of approximately $1.5 million and to contribute immaterially to its 2018 Adjusted EBITDA during the three-month period ending December 31, 2018. In addition, RealPage expects Rentlytics to contribute revenue of approximately $9 million during the full year ending December 31, 2019, representing growth of 35%.

About RealPage
RealPage is a leading global provider of software and data analytics to the real estate industry. Clients use its platform to improve operating performance and increase capital returns. Founded in 1998 and headquartered in Richardson, Texas, RealPage currently serves over 12,400 clients worldwide from offices in North America, Europe and Asia. For more information about RealPage, please visit www.realpage.com.

About Rentlytics
Rentlytics is a leading provider of Software-as-a-Service (SaaS) data analytics platforms to the multifamily real estate industry. Headquartered in San Francisco, Rentlytics was founded in 2013 to solve the core analytical challenge of modern multifamily businesses today: bringing all of the data important to their portfolios into one place, making it easy to analyze and take action. Today, Rentlytics helps many of the world's largest multifamily real estate investors and managers leverage data to drive better portfolio performance and grow returns. For more information about Rentlytics, please visit https://rentlytics.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking” statements relating to the expected benefits of the Rentlytics acquisition, including statements regarding the ability of the combined companies to consolidate accounting and operating KPI’s from more sources, enhancing the ability of RealPage to improve the precision of benchmarking, yield optimization and precision forecasting tools, the potential benefits of the Rentlytics Renovation Manager product, the ability of RealPage to offer a more powerful, high precision tool to measure financial and operating performance, the ability to accelerate the development of a first-in-class analytics solution to clients, Rentlytics’ revenue projections and contribution to RealPage’s 2018 revenue and Adjusted EBITDA, and Rentlytics revenue and growth projections in 2019. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “expects,” “believes,” “plans,” or similar expressions and the negatives of those terms. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Additional factors that could cause or contribute to such differences include, but are not limited to, the following: (a) the possibility that general economic conditions, including leasing velocity or uncertainty, could cause information technology spending, particularly in the rental housing industry, to be reduced or purchasing decisions to be delayed; (b) an increase in insurance claims; (c) an increase in customer cancellations; (d) the inability to increase sales to existing customers and to attract new customers; (e) RealPage’s failure to integrate Rentlytics or other acquired businesses and any future acquisitions successfully or to achieve expected synergies; (f) the timing and success of new product introductions by RealPage or its competitors (including products acquired through Rentlytics or through other acquisitions); (g) changes in RealPage’s pricing policies or those of its competitors; (h) legal or regulatory proceedings; (i) the inability to achieve revenue growth or to enable margin expansion; and (j) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (“SEC”) by RealPage, including its Annual Report on Form 10-K filed with the SEC on March 1, 2018 and its Quarterly Report filed with the SEC on August 6, 2018. All information provided in this release is as of the date hereof and RealPage undertakes no duty to update this information except as required by law.

Contact:
Rhett Butler
RealPage Investor Relations
972-820-3773
RealPageMediaRelations@realpage.com